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May 20, 2015

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

This letter confirms that Jennifer Mello and Jennifer Gordon are authorized and designated to sign all securities related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf. This authorization and designation shall be valid until December 31, 2018 and supersedes the authorization and designation letter dated March 10, 2014.

Very truly yours,

/s/ David Stiepleman
David Stiepleman